UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): January 06, 2008 (January 10, 2008)
NxSTAGE MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-51567	04-3454702

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

439 S. Union St, 5th Floor, Lawrence, MA	01843

(Address of principal executive offices)	(Zip Code)
(978) 687-4700
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     Needle Purchase Agreement with DaVita Inc.
     On January 6, 2008, NxStage Medical, Inc. (“NxStage”), Medisystems Corporation, a wholly-owned subsidiary of NxStage (“Medisystems”), and DaVita Inc. (“DaVita”) entered into a needle purchase agreement (the “Agreement”), pursuant to which DaVita has agreed to purchase the majority of its safety needle requirements from Medisystems for five years, subject to certain terms and conditions.
     The term of the Agreement expires on January 5, 2013. Either party may terminate the Agreement upon a substantial breach of the terms thereof that remains uncured. Additionally, either party may terminate the Agreement if any proceeding under the bankruptcy or insolvency laws is brought against the other party, a receiver is appointed for the other party, the other party makes an assignment for the benefit of creditors, or the other party dissolves. DaVita may also terminate the Agreement (i) upon Medisystems’ continued failure to supply safety needles, or (ii) if Medisystems delivers defective safety needles to DaVita for a continued period of time. DaVita has the right to reduce or eliminate its purchase requirements under the Agreement following the introduction of a materially improved product (as defined in the Agreement) from a third party. If DaVita exercises this right, NxStage may terminate the Agreement. The Agreement provides for liquidated damages in the event DaVita fails to satisfy its purchase requirements or Medisystems fails to meet its supply obligations to DaVita.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

NxStage Medical, Inc.
Date: January 10, 2008	By:	/s/ Jeffrey H. Burbank
Jeffrey H. Burbank
President and Chief Executive Officer